Exhibit 5.1

233 S. Wacker Drive, Suite 5800
Chicago, Illinois 60606
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

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August 10, 2010

Accuride Corporation

7140 Office Circle

Evansville, Indiana 47715

Re:                               Registration Statement No. 333-167111; $174,604,997 Aggregate Principal Amount of

7.5% Convertible Senior Notes due 2020 and Related Guarantees;

384,974,333 Shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Accuride Corporation, a Delaware corporation (the “Company”), in connection with the registration pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 26, 2010, as may be amended from time to time (the “Registration Statement”) of (i) $174,604,997 aggregate principal amount of 7.5% Senior Convertible Notes due 2020 by the holders thereof (the “Notes”), the guarantees of the Notes (the “Guarantees”) by the guarantors listed on Schedule 1 attached hereto (the “Guarantors”), (ii) 384,974,333 shares of common stock, par value $0.01 per share (“Common Stock”) consisting of (a) 353,064,258 shares of Common Stock issuable or to become issuable upon conversion of the Notes (the “Conversion Shares”), (b) 28,907,745 shares of Common Stock (the “Backstop Provider Shares”) issued in connection with the Company’s emergence from protection under Chapter 11 of the Bankruptcy Code, as amended (the “Bankruptcy Code”), and the Company’s plan of reorganization pursuant thereto (the “Plan”), to parties that provided a backstop of a rights offering for the Notes under the Plan (the “Backstop Providers”), and (c) 2,002,330 shares of Common Stock (the “Backstop Provider Warrant Shares,” and together with the Notes, the Conversion Shares and the Backstop Provider Shares, the “Securities”), issuable upon exercise of warrants for Common Stock issued to the Backstop Providers pursuant to the Plan (the “Warrants”), the terms of which are set forth in the Warrants and the related Warrant Agent Agreement, dated February 26, 2010 (the “Warrant Agent Agreement”).  The Notes and the Guarantees have been issued under an Indenture, dated as of February 26, 2010 (the “Indenture”), among the Company, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issue of the Notes, the Guarantees and the Common Stock.

As such counsel we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(1)                                  The Notes and the Guarantees have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their respective terms.

(2)                                  The issue of the Conversion Shares has been duly authorized by all necessary corporate action of the Company, and when the Conversion Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders, and have been issued by the Company against payment therefor as set forth in the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable.

(3)                                  The issue of the Backstop Provider Shares has been duly authorized by all necessary corporate action of the Company, and the Backstop Provider Shares are validly issued, fully paid and nonassessable.

(4)                                  The issue of the Backstop Provider Warrant Shares has been duly authorized by all necessary corporate action of the Company, and when the Backstop Provider Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders, and have been issued by the Company against payment therefor as set forth in the Warrants and the Warrant Agent Agreement, the Backstop Provider Warrant Shares will be validly issued, fully paid and nonassessable.

The opinion rendered in paragraph (1) above, relating to the enforceability of the Notes is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

(d) we express no opinion as to (i) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (ii) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (iii) the waiver of rights or defenses contained in Section 514 of the Indenture; (iv) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (v) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (vi) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; and (vii) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP

Schedule 1

Guarantors

Accuride Cuyahoga Falls, Inc.

Accuride Distributing, LLC

Accuride EMI, LLC

Accuride Erie L.P.

Accuride Henderson Limited Liability Company

AOT Inc.

AKW General Partner L.L.C.

Bostrom Holdings, Inc.

Bostrom Seating, Inc.

Bostrom Specialty Seating, Inc.

Brillion Iron Works, Inc.

Erie Land Holding, Inc.

Fabco Automotive Corporation

Gunite Corporation

Imperial Group Holding Corp. – 1

Imperial Group Holding Corp. – 2

Imperial Group, L.P.

JAII Management Company

Transportation Technologies Industries, Inc.

Truck Components Inc.